Calculation of Filing Fee Tables
Form S-1/A
(Form Type)

BayFirst Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
The offering amount is based on a fixed price and number of shares.	Equity	Common Stock	Rule 457(e)	22,856,000	$6.28	$143,535,680	0.0001381	$19,822

Carry Forward Securities
None

Total Offering Amounts						$143,535,680	$138.10	$19,822
Fees Previously Paid								$19,822
Total Fees Offsets
Net Fee Due								$—

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock reported on the Nasdaq Capital Market on August 11, 2026.